EXHIBIT 99.1

MANAGEMENT’S ASSERTION CONCERNING COMPLIANCE

As of and for the year ended December 31, 2003, Case Credit Corporation (the “Corporation”) has complied, in all material respects, with the Corporation’s established minimum servicing standards for the receivables being serviced for the CNH Equipment Trust 2001-A as set forth in Appendix I (the “Standards”).

March 12, 2004
	By:	/s/ MARIO FERLA

Mario Ferla
President
(Principal Executive and Operations Officer And Director and Authorized Signatory for Case Credit Corporation)

	By:	/s/ ALBERTO FORNARO

Alberto Fornaro
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer and Authorized Signatory for Case Credit Corporation)

APPENDIX I

CASE CREDIT CORPORATION’S MINIMUM SERVICING STANDARDS

I.                                         CUSTODIAL BANK ACCOUNTS

1.               Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts.  These reconciliations shall:

a)              be mathematically accurate;

b)             be prepared within forty-five (45) calendar days after the cutoff date;

c)              be reviewed and approved by someone other than the person who prepared the reconciliation; and

d)             document explanations for reconciling items.  These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.               Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.                                     RETAIL INSTALLMENT CONTRACTS PAYMENTS

1.               Retail installment contracts payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.               Retail installment contracts payments made in accordance with the retail installment contract documents shall be posted to the applicable retail installment contract records within two business days of receipt.

3.               Retail installment contracts payments shall be allocated to principal, interest, insurance, or taxes in accordance with the Servicer’s customary servicing procedures.

4.               Retail installment contracts payments identified as loan payoffs shall be allocated in accordance with the retail installment contracts documents.

III.                                 DISBURSEMENTS

1.               Amounts remitted to the collection accounts per the Servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

2.               Unused checks shall be safeguarded so as to prevent unauthorized access.

IV.                                 INVESTOR ACCOUNTING AND REPORTING

1.               Statements are sent on a monthly basis listing the total unpaid principal balance and pool balance.

V.                                     RETAIL INSTALLMENT CONTRACTS ACCOUNTING

1.               The servicing entity’s retail installment contracts loan records shall agree with, or reconcile to, the records of obligors with respect to the unpaid principal balance on a monthly basis.

VI.                                 DELINQUENCIES

1.               Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly.  Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).